Exhibit 3.77

CERTIFICATE OF FORMATION

of

eONE Global, LLC

This Certificate of Formation of eONE Global, LLC (the “LLC”), dated September 15, 2000 is being duly executed and filed by Stanley J. Andersen, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. § 18-101 et seq.) (the “LLC Act”).

FIRST.                                 The name of the limited liability company formed hereby is eONE Global, LLC.

SECOND.                 The address of the registered office of the LLC in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD.                              The LLC’s existence will be perpetual.

FOURTH.                  The business purpose of the LLC is any purpose permitted pursuant to the LLC Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Stanley J. Andersen
Stanley J. Andersen
Authorized Person

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

eONE Global, LLC

1.                                       The name of the limited liability company is eONE Global, LLC.

2.                                       The Certificate of Formation of the limited liability company is hereby amended as follows:

Article First of the Certificate of Formation is hereby amended to read in its entirety as follows:

“FIRST:   The name of the limited liability company is FDGS Holdings, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 27th day of December, 2005.

eONE GLOBAL, LLCs
/s/ David J. Treinen
Name:	David J. Treinen
Title:	Authorized Signatory